Exhibit 99.2

Cullinan Oncology and Taiho Pharmaceutical Complete Agreement for Strategic Collaboration to Jointly Develop and Commercialize CLN-081/TAS6417

Cullinan Oncology receives upfront cash payment of $275 million, with potential to receive up to an additional $130 million in regulatory-based milestone payments

Taiho obtains exclusive global rights to CLN-081/TAS6417 outside the U.S.; Taiho and Cullinan Oncology to jointly develop and co-commercialize CLN-081/TAS6417 in the U.S.

Cullinan Oncology and Taiho will equally share future profits in the U.S.

CAMBRIDGE, Mass., June 23, 2022 (GLOBE NEWSWIRE) – Cullinan Oncology, Inc. (Cullinan Oncology) (Nasdaq: CGEM) a biopharmaceutical company focused on developing a diversified pipeline of targeted therapies for patients with cancer, today announced the completion of its agreement with Taiho Pharmaceutical Co., Ltd. (Taiho) signed in May 2022. Per the terms of the agreement, the companies will collaborate on the U.S. development of CLN-081/TAS6417, a next generation, irreversible EGFR inhibitor for the treatment of a genetically defined subset of patients with non-small cell lung cancer (NSCLC).

Taiho has also completed its acquisition of Cullinan Oncology’s subsidiary, Cullinan Pearl Corp. (Cullinan Pearl) which has worldwide rights outside of Japan* to CLN-081/TAS6417. Taiho has provided an upfront payment to Cullinan Oncology of $275 million with the potential for an additional $130 million tied to EGFR exon20 NSCLC regulatory milestones.

In addition, the two companies have agreed to co-develop and co-commercialize CLN-081/TAS6417. Cullinan Oncology retains the option to co-commercialize CLN-081/TAS6417 in the United States together with Taiho through its U.S. subsidiary, Taiho Oncology, Inc. Taiho and Cullinan Oncology will equally contribute to the future clinical development of CLN-081/TAS6417 in the U.S., with each receiving 50% of the profits from potential U.S. sales.

About CLN-081/TAS6417

CLN-081/ TAS6417 is an orally available small molecule being developed in collaboration with Taiho Pharmaceutical Co., Ltd. CLN-081/TAS6417 is designed as a next generation, irreversible EGFR inhibitor for the treatment of a genetically defined subset of patients with non-small cell lung cancer (NSCLC). CLN-081/TAS6417 is being investigated in a Phase 1/2a dose escalation and expansion trial evaluating oral, twice-daily, administration of various doses in patients with NSCLC harboring EGFRex20ins mutations who have had at least one prior treatment with platinum-based chemotherapy or another approved standard therapy. CLN-081/TAS6417 has received Breakthrough Therapy Designation from the FDA.

About Cullinan Oncology

Cullinan Oncology, Inc. (NASDAQ: CGEM) is a biopharmaceutical company dedicated to creating new standards of care for patients with cancer. We innovate without borders to find the most promising clinic-ready cancer therapies, whether from our own discovery efforts or through exceptional engagement with our academic and industry partners. Anchored in a deep understanding of immuno-oncology and translational cancer medicine, we leverage our scientific excellence in small molecules and biologics to create differentiated ideas, identify unique targets, and select the optimal modality to develop transformative therapeutics across cancer indications. Powered by our novel research model, we push conventional boundaries from candidate selection to cancer therapeutic, applying rigorous early experimentation to fast-track only the most promising assets to the clinic and ultimately commercialization. As a result, our diversified pipeline is strategically built with assets that activate the immune system or inhibit key oncogenic drivers across a wide range of modalities, each with the potential to be the best or first in their class.

Our people possess deep scientific expertise, seek innovation openly, and exercise creativity and urgency to deliver on our promise to bring new therapeutic solutions to patients with cancer. Learn more about our Company at www.cullinanoncology.com, and follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements of Cullinan Oncology, Inc. (Cullinan, we or our) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Cullinan’s beliefs and expectations regarding its arrangements with Taiho, our preclinical and clinical development plans, clinical trial designs, clinical and therapeutic potential, and strategy of CLN-081/TAS6417, including but not limited to our expectations and beliefs around its safety and efficacy and plans for future CLN-081/TAS6417 studies. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: uncertainty regarding the timing and results of regulatory submissions; success of our clinical trials and preclinical studies; risks related to our ability to protect and maintain our intellectual property position; risks related to manufacturing, supply, and distribution of our therapeutic candidates; risks related to the impact of COVID-19 affecting countries or regions in which we have operations or do business, including potential negative impacts on our employees, customers, supply chain and production as well as global economies and financial markets; the risk that any one or more of our product candidates, including those that are co-developed, will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; and success of any collaboration, partnership, license or similar agreements. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our most recent

Quarterly Report on Form 10-Q and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Moreover, except as required by law, neither Cullinan nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations

Chad Messer

+1 203.464.8900

cmesser@cullinanoncology.com

Media

Rose Weldon

+1 215.801.7644

rweldon@cullinanoncology.com

*	Cullinan Pearl previously licensed the rights to CLN-081/TAS6417 in Greater China to Zai Lab in 2020.